EXHIBIT 99.1

At eGames, Inc.
Jerry Klein, President & CEO
(215) 750-6606 (Ext. 118)
Tom Murphy, Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                                eGAMES ANNOUNCES
                       FISCAL 2001 SECOND QUARTER RESULTS


  Fiscal 2001 Second Quarter
  --------------------------
o Rollout of store-in-a-store program picks up speed with national food and drug chains
o Launches cross marketing agreement to distribute custom CD-ROM with Burger King Big Kids Club mailer
o Secures Fox Kids licensing agreement utilizing eGames software
o Signs exclusive tax software distribution deal for food and drug channel

Langhorne, PA - January 25, 2001 - eGames, Inc. (Nasdaq: EGAM), a leading publisher and developer of Family Friendly(TM), value-priced computer software games, today announced financial results for the second quarter and six month period ended December 31, 2000. Actual results are in line with the Company's previous guidance issued on January 10, 2001.

For the fiscal second quarter the Company's net sales decreased 11% to $3.9 million, compared to $4.4 million for the same quarter a year earlier. This $500,000 decrease in net sales resulted primarily from a $1.5 million decrease in net sales to North American traditional consumer software retailers, which was partially offset by a net sales increase of $800,000 to North American food and drug retailers and a $200,000 net sales increase to international customers. For the six months ended December 31, 2000, the Company's net sales decreased 8% to $7.8 million, compared to $8.4 million for the same period a year ago. This $600,000 decrease in net sales reflects a $2.8 million decrease in net sales to North American traditional consumer software retailers, which was partially offset by a $2.0 million net sales increase to North American food and drug retailers and a $200,000 net sales increase to international customers. Net sales amounts for current and prior periods reflect the reclassification of consumer and retailer rebates addressed in a recent accounting pronouncement.

The Company recorded a net loss of ($270,000), or ($0.03) per diluted share in the fiscal 2001 second quarter, compared to net income of $601,000, or $0.06 per diluted share for the same period a year ago. For the first six months of fiscal 2001, the Company recorded a net loss of ($246,000), or ($0.03) per diluted share, compared to net income of $1,178,000, or $0.12 per diluted share for the same period a year ago.

According to Jerry Klein, President and CEO of eGames, "As stated in our press release of January 10th, our disappointing financial performance for our fiscal second quarter was the result of a number of factors. First, overall retail sales during the fiscal second quarter were slower in the traditional consumer software retail channels, in part brought on by a general softening in demand for new PCs and the effects from our distribution partners tightening their replenishment inventories. Second, we experienced increased competition in the value-priced segment of the consumer software marketplace as certain major software publishers initiated price cuts on previously higher-priced products. Third, certain office superstores informed us that they intend to reduce their commitment to value-priced consumer software products following the holiday season, necessitating increased return provisions for the quarter."

"On a positive note, we were pleased that the roll out of our Store-in-a-Store initiative began to pick up speed in advance of the holiday selling season and is now represented by permanent displays in more than 5,000 stores nationwide. While this has expanded our visibility in key retail outlets, higher sales and marketing costs associated with the placement of permanent display units and the inclusion of higher costing third-party software titles in the product mix significantly impacted our profitability. While this short-term decline in profitability was anticipated, order replenishment for these display units would improve our profitability, thereby leveraging our fixed costs associated with the display units. We are also working towards improving our gross profit margin specifically by entering into licensing and replication arrangements with certain third-party publishers to allow us to significantly reduce our third-party product acquisition costs. The food and drug retail stores represent very high traffic locations for today's consumers shopping for all their mass consumer household products. As a result, we see a perfect fit between these retail channels, our leading selection of Family Friendly products, and the entertainment needs of today's consumers," continued Mr. Klein.

"We've responded to the difficult market environment by increasing our focus on effectively managing our cost structure. To this end, earlier this month we reduced our workforce by approximately 25%, a move expected to save the Company an estimated $150,000 per quarter, after a restructuring charge of approximately $35,000 in the third quarter of fiscal 2001. We've also reduced our utilization of outside professional service vendors as part of our commitment to cut our operating expenses going forward. We remain committed to our business plan, which is focused on increasing the penetration and profitability of our Store-in-a-Store program, particularly in the food and drug retail channels, and on aggressively marketing our branded browser concept to the promotional industry. We continue to strive to bring high-quality, value-priced, Family-Friendly(TM) software games to the growing population of casual gamers," said Mr. Klein.

During the fiscal 2001 second quarter eGames also entered into three new strategic relationships, including its first cross marketing agreement for the eGames branded browser in conjunction with Burger King, a licensing agreement with Fox Kids, and an exclusive distribution agreement with Block Financial Corporation.

Burger King Branded Browser
---------------------------
"Welcome Aboard" mailers sent to Burger King Big Kid's members are expected to soon include an eGames CD-ROM with a collection of Family Friendly games and a co-branded browser featuring both Burger King and eGames promotions as well as links to Burger King and eGames websites designed for this interactive promotion. Although this is eGames first agreement for a co-branded browser, the Company plans to continue to identify other interactive promotions opportunities with large corporations as part of its brand building strategy and focus on creating new revenue streams.

Fox Kids Licensing Agreement:
-----------------------------
eGames has secured a licensing agreement with Fox Kids to distribute up to five eGames products under the Fox Kids brand with a Fox Kids/eGames co-branded browser. The first product, the Fox Kids eGames Game Pack, shipped to stores in mid-December and the next four products are expected to be available by March 15th of this year.

Agreement with Block Financial Corporation
------------------------------------------
Also during the quarter, eGames' entered into an exclusive agreement with Block Financial Corporation to distribute H&R Block's popular Kiplinger TaxCut software into the food and drug retail channel, further diversifying eGames value-priced, Family Friendly content offerings. The H&R Block software began shipping into stores in December 2000, just in time for the peak selling season for tax products.

Nasdaq SmallCap Continued Listing Requirement
---------------------------------------------
The Company is continuing to explore its options relating to its notification by Nasdaq that its common stock has failed to meet the continued listing requirement of a $1.00 minimum bid price. The Company has until February 8, 2001 to remedy this deficiency and has the right to request a hearing with Nasdaq to address this issue formally. If eGames is delisted from the Nasdaq SmallCap
Market,  the  Company's  common  stock would then be traded on the OTC  Bulletin
Board.

Management's Outlook for Remainder of Fiscal 2001
-------------------------------------------------
Going forward, management plans to maintain its sharp focus on building strategic relationships and delivering high quality Family Friendly products at attractive prices. Additionally, the Company plans to continue growing the eGames brand, developing new revenue streams for its content, while beginning to develop and further establish additional brands that appeal to the broad demographic of casual gamers.

About the Company
-----------------
eGames, Inc., headquartered in Langhorne, PA, develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and personal productivity. The Company promotes the eGames(TM), Game Master Series(TM), Multi-Pack and Galaxy of Home Office Help(TM) brand names in order to generate customer loyalty, encourage repeat purchases and differentiate the eGames Software products to retailers and consumers. eGames - Where the "e" is for Everybody!

Additional information regarding eGames, Inc. can be found on the Company's Web site at www.egames.com.

This press release contains certain forward-looking statements, including without limitation, statements regarding improvements to the Company's profit margins in the Store-in-a-Store program if retailers replenish inventory; improving gross profits margins by entering into licensing and replication agreements with third party software publishers; an eGames CD-ROM being sent with a Welcome Aboard mailer sent to Burger King Big Kids members; the Company's ability to identify other interactive promotions opportunities with large corporations and create new revenue streams; and the availability of four additional Fox Kids branded products by March 15, 2001; the Company's ability to continue to expand the Store-in-a-Store Program into additional food and drug stores; the Company's ability to continue to enter into additional branded browser partnerships on commercially viable terms. The actual results achieved by eGames and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond eGames' control. eGames cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the Company's ability to sell more product into the food and drug retail channel to replenish existing Store-in-a-Store displays; the Company's ability to negotiate lower marketing a promotional costs in its Store-in-a-Store and other retail relationships; the actual timing of the Welcome Aboard Burger King mailer, and whether or not the mailer will actually include the eGames CD-ROM; the success of the branded browser relationship and the Company's ability to generate continued interest in this promotional medium and negotiate such agreements on commercially acceptable terms; the allocation of adequate shelf space for eGames' products in major chain retail stores; successful sell-through results for eGames' products at retail stores; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; the timeliness and success of developing and selling products; the acceptance by the market of the eGames products; consumers' continuing demand for value-priced software; competition; the ability to create successful strategic partnerships and implement its Internet strategy; and various other factors described in eGames' reports, including Form 10-KSB for the year ended June 30, 2000 and Form 10-QSB for the quarter ended September 30, 2000, filed by eGames with the Securities and Exchange Commission.

                           - financial tables follow -
                                  eGames, Inc.
                           Consolidated Balance Sheet
                                   (Unaudited)

                                                                       As of
                                                                    December 31,
ASSETS                                                                 2000
------                                                                 ----
Current assets:
   Cash and cash equivalents                                        $    62,707
   Accounts receivable, net of allowances totaling $4,145,575         5,479,943
   Inventory                                                          3,132,838
   Prepaid expenses                                                     364,106
                                                                    ------------
          Total current assets                                        9,039,594


Furniture and equipment, net                                            288,570
Intangibles and other assets, net                                       229,624
                                                                    -----------
          Total assets                                              $ 9,557,788
                                                                    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
   Notes payable                                                    $    62,834
   Accounts payable                                                   3,041,940
   Revolving credit facilities                                        1,050,000
   Accrued expenses                                                   1,500,755
   Deferred revenue                                                      45,000
   Capital lease obligations                                            293,841
                                                                    -----------
          Total current liabilities                                   5,994,370

Capital lease obligations, net of current portion                         6,418
Notes payable, net of current portion                                    92,004
                                                                    -----------
          Total liabilities                                           6,092,792

Stockholders' equity:
   Common stock, no par value (40,000,000 shares authorized;
          9,981,875 issued and 9,749,975 outstanding)                 9,134,234
   Additional paid-in capital                                         1,148,550
   Accumulated deficit                                               (6,261,238)
   Treasury stock, at cost - 231,900 shares                            (501,417)
   Accumulated other comprehensive loss                                 (55,133)
                                                                    -----------
          Total stockholders' equity                                  3,464,996
                                                                    -----------
          Total liabilities and stockholders' equity                $ 9,557,788
                                                                    ===========



                                  eGames, Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)


                                                   Three months ended          Six months ended
                                                      December 31,               December 31,
                                              -------------------------    -------------------------

                                                  2000          1999           2000        1999
                                              -----------   -----------    -----------   -----------
Net sales                                     $ 3,867,799    $ 4,362,329   $ 7,791,535    $ 8,434,701

Cost of sales                                   2,143,876      1,561,637     4,044,623      3,164,945
                                              -----------    -----------   -----------    -----------
Gross profit                                    1,723,923      2,800,692     3,746,912      5,269,756

Operating expenses:
    Product development                           176,348        220,745       357,495        463,592
    Selling, general and administrative         1,829,113      1,821,535     3,635,958      3,376,738
                                              -----------    -----------   -----------    -----------
        Total operating expenses                2,005,461      2,042,280     3,993,453      3,840,330
                                              -----------    -----------   -----------    -----------

Operating income (loss)                          (281,538)       758,412      (246,541)     1,429,426

Interest expense, net                              22,574          4,977        30,569         10,077
                                              -----------    -----------   -----------    -----------

Income (loss) before income taxes                (304,112)       753,435      (277,110)     1,419,349

Provision (benefit) for income taxes              (34,281)       152,107       (31,460)       241,402
                                              -----------    -----------   -----------    -----------

Net income (loss)                                (269,831)   $   601,328   $  (245,650)   $ 1,177,947
                                              ===========    ===========   ===========    ===========



Net income (loss) per common share:
            - Basic                           $     (0.03)   $      0.06   $     (0.03)   $      0.12
                                              ===========    ===========   ===========    ===========
            - Diluted                         $     (0.03)   $      0.06   $     (0.03)   $      0.12
                                              ===========    ===========   ===========    ===========

Weighted average common shares
     outstanding - Basic                        9,749,975      9,697,486     9,749,975      9,665,729

Dilutive effect of common stock equivalents         - 0 -        437,493         - 0 -        439,866
                                              -----------    -----------   -----------    -----------
 Weighted average common shares
       outstanding - Diluted                    9,749,975     10,134,979     9,749,975     10,105,595
                                              ===========    ===========   ===========    ===========